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                                                                       EXHIBIT H

                                                   FORM OF PROPOSED AMENDMENT TO
                                                    CERTIFICATE OF INCORPORATION


1. A new Article ___ shall be added to the Certificate of Incorporation as follows:

                                   ARTICLE ___

         "Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such stockholders."

2. A new Article ___ shall be added to the Certificate of Incorporation as follows:

                                   "ARTICLE __


         Section __.1 In anticipation that (a) Central Asian Industrial Holdings NV, including any person that controls, is controlled by or is under direct or indirect common control with Central Asian Industrial Holdings NV, and all their successors by way of merger, consolidation or sale of all or substantially all of its or their assets, but not including the Corporation and its subsidiaries (the "Stockholder"), will be and will remain a substantial stockholder of the Corporation, (b) the Corporation and the Stockholder may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, (c) the Corporation and the Stockholder may enter into contracts or otherwise transact business with each other and that the Corporation may derive benefits therefrom and (d) the Corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors or officers or one of more corporations, partnerships, limited liability companies or other business entities in which one or more of its directors or officers has a financial interest (collectively, "Related Entities"), and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Stockholder (including service of officers and directors of the Stockholder as officers and directors of the Corporation), the provisions of this Article __ are set forth to regulate and define the conduct of certain affairs, contractual relationships and other business relations of the Corporation as they may involve the Stockholder, Related Entities and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and the Stockholders in connection therewith. The following provisions of this Article __ are in addition to, and not in limitation of, the provisions of the Delaware General Corporation Law and the other provisions of this [Restated] Certificate of Incorporation.

         Section __.2 The Stockholder will have no duty to refrain from (a) engaging the same or similar activities or lines of business as the Corporation,
(b) doing business with any customer of the Corporation or (c) employing or otherwise engaging any officer, director or employee of the Corporation, and neither the Stockholder nor any officer or director thereof (except as provided in Section __.3) will be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of the Stockholder or of such person's participation therein. If the Stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the



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Stockholder and the Corporation, the Stockholder will have no duty to communicate or offer such corporate opportunity to the Corporation and will not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that the Stockholder pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

         Section _.3 In the event that a director or officer of the Corporation, who is also a director or officer of the Stockholder, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and the Stockholder, such director or officer of the Corporation
(a) will be deemed to have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Corporation and its stockholders with respect to such corporate opportunity, (b) will not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that the Stockholder pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation, (c) will be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation and (d) will be deemed not to have breached his or her duty of loyalty to the Corporation or its stockholders and not to have derived an improper personal benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

                  When a corporate opportunity is offered in writing to an officer and/or director of the Corporation who is also an officer and/or director of the Stockholder, solely in his or her designated capacity with one of the two companies, such opportunity will belong to whichever corporation was so designated. Otherwise, (i) a corporate opportunity offered to any person who is an officer or officer and director of the Corporation, and who is also a director of the Stockholder will belong to the Corporation, (ii) a corporate opportunity offered to any person who is a director of the Corporation and who is also an officer and/or director of the Stockholder will belong to the Stockholder, (iii) a corporate opportunity offered to any person who is an officer, but not a director, of both the Corporation and the Stockholder will belong to the Stockholder, (iv) a corporate opportunity offered to any person who is an officer and director of both the Corporation and the Stockholder will belong to the Stockholder, and (v) a corporate opportunity offered to any person who is an officer or an officer and director of the Corporation and who is also an officer or an officer and director of the Stockholder will belong to the Stockholder.

         Section __.4 If any contract, agreement, arrangement or transaction between the Corporation and the Stockholder involves a corporate opportunity and is approved in accordance with the procedures set forth in Section __.5, the Stockholder and its officers and directors will have fully satisfied and fulfilled their fiduciary duties to the Corporation and its stockholders with respect thereto under this Article ___. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved will not by reason thereof result in any breach of any fiduciary duty, but will be governed by the other provisions of this Article ___, this [Restated] Certificate of Incorporation, the Bylaws of the Corporation, the Delaware General Corporation Law and applicable law.

         Section ___.5 No contract, agreement, arrangement or transaction between the Corporation and the Stockholder or between the Corporation and one or more of the directors or officers of the Corporation, the Stockholder or any Related Entity or between the Corporation and any Related Entity will be void or voidable for the reason that the Stockholder, any Related Entity or one or more of the



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officers or directors of the Corporation, the Stockholder or any Related
Entities are parties thereto, or because any such directors or officers are present at or participate in the meeting of the Board of Directors of the Corporation or committee thereof which authorizes the contract, agreement, arrangement or transaction, or because his, her or their votes are counted for such purpose, and the Stockholder, any Related Entity and such directors and officers (a) will be deemed to have fully satisfied and fulfilled their fiduciary duties to the Corporation and its the Stockholders with respect thereto, (b) will not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of any entering into, performance or consummation of any such contract, agreement, arrangement or transaction, (c) will, in the case of officers and directors of the Corporation, be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation and (d) will, in the case of officers and directors of the Corporation, be deemed not to have breached their duties of loyalty to the Corporation and its stockholders and not to have derived an improper personal benefit therefrom, if:

                  (i) the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors of the Corporation or the committee thereof which authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

                  (ii) the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of capital stock entitled to vote, and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

         Directors of the Corporation who are also directors or officers of the Stockholder or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement or transaction.

         Section ___.6 Any person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation will be deemed to have notice of and to have consented to the provisions of this Article ___.

         Section ___.7 For the purposes of this Article ___:

         (a) a director of the Corporation who is Chairman or Vice Chairman of the Board of Directors of the Corporation or chairman of a committee thereof will not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the Bylaws of the Corporation), unless such person is a full-time employee of the Corporation;

         (b) the "Corporation" will include all subsidiary corporations and all partnerships, limited liability companies, joint ventures, associations and other business entities in which the Corporation owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar ownership interest; and any contract, agreement, arrangement or transaction with any such entity, or with any


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  officer or director thereof, will be deemed to be a contract, agreement, arrangement or transaction with the Corporation; and

         (c) "Corporate opportunities" will include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, by their nature, in the line of the Corporation's business and are of practical advantage to it, which are opportunities in which the Corporation has an interest or a reasonable expectancy, and as to which, by embracing the opportunity, the self-interest of the Stockholder or the officer or director, as the case may be, will be brought into conflict with that of the Corporation.

         Section __.8 Any contract or business relation which does not comply with the rules set forth in this Article ___ will not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty, but will be governed by the provisions of this [Restated] Certificate of Incorporation, the Bylaws of the Corporation, the Delaware General Corporation Law and applicable law."